U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                   ------------------------------------------

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  KD Mutual Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

395 Sawdust Road, # 2148
The Woodlands, TX 77380

Telephone Number (including area code):  502-657-6460

Name and address of agent for service of process:

Mr. David D. Jones, Esq.
David Jones & Assoc., P.C.
395 Sawdust Road, # 2148
The Woodlands, TX 77380

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of The Woodlands and the state of Texas on the 3rd day of February, 2006.

                                                  /s/ David D. Jones
                                                  --------------------
                                                  David D. Jones
                                                  President
Attest:  /s/